As filed with the Securities and Exchange Commission on January 29, 2009
Registration No. 333-156812

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Fidelity Southern Corporation

(Exact name of registrant as specified in its charter)

Georgia	58-1416811

(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)
3490 Piedmont Road, Suite 1550
Atlanta, GA 30305
(404) 639-6500

(Address, including ZIP Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

(Name, Address, including ZIP Code and Telephone Number, including Area Code, of Agent for Service)
From time to time after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Explanatory Note: This Amendment is being filed solely to correct the signature page of this Registration Statement.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
Prospectus
SUBJECT TO COMPLETION, DATED JANUARY 20, 2009
FIDELITY SOUTHERN CORPORATION
2,266,458 Shares of Common Stock, no par value
     This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the warrant to purchase 2,266,458 shares of our common stock, referred to as the warrant, and some or all of the shares of our common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant along with a new series of preferred stock, our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or Series A Preferred Stock, was originally issued by us pursuant to a Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the Treasury or the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
     The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of securities by the selling securityholders.
     Our common stock is listed on the Nasdaq Stock Market under the symbol “LION.” On January ___, 2009, the closing price for the common stock was $  per share. You are urged to obtain current quotations for the common stock.
     The warrant is not listed on any exchange, and unless required and requested under the Letter Agreement and Securities Purchase Agreement — Standard Terms, we do not have any intention of listing the warrant on any exchange.
An investment in the common stock or the warrant involves investment risks. See “Risk Factors” at page 4.
Shares of our common stock are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in our common stock involves investment risks.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2009.

Fidelity Southern has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this prospectus and/or the sale of shares of Preferred Stock do not mean that there have not been any changes in Fidelity Southern’s condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to offer to sell, or to ask for offers to buy, the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you. This prospectus speaks only as of its date except where it indicates that another date applies.

SUMMARY
     This section highlights selected material information from this prospectus. This summary is not a complete description of the offering or the securities offered, and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities offered by the selling securityholders, you should read carefully this entire prospectus, including the “Risk Factors” section, and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.
     Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “Fidelity Southern” and the “Company” to refer to Fidelity Southern Corporation and its subsidiaries. The term “Fidelity Bank” or “Bank” refers to our principal operating subsidiary, Fidelity Bank (unless the context indicates another meaning).
Fidelity Southern Corporation
3490 Piedmont Road, Suite 1550
Atlanta, GA 30305
(404) 639-6500
     Fidelity Southern is a Georgia corporation incorporated on August 3, 1979 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Fidelity Bank was founded in 1974 and is one of the largest community banks in metro Atlanta. Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank (www.lionbank.com) and LionMark Insurance Company, provides a wide range of banking, mortgage and investment services, and credit-related insurance products to a growing customer base through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. Mortgage and construction loans are also offered through the office in Jacksonville, Florida. In addition, the Bank provides automobile and SBA loans through employees located throughout the Southeast. Fidelity’s common stock trades on the NASDAQ Global Select Market under the symbol “LION.”
     On December 19, 2008, we entered into a Letter Agreement, including a related Securities Purchase Agreement — Standard Terms, with the Treasury, pursuant to which we agreed to issue and sell, and the Treasury agreed to purchase, (i) 48,200 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, referred to as our Series A Preferred Stock and (ii) a ten-year warrant to purchase up to 2,266,458 shares of our common stock, no par value, at an initial exercise price of $3.19 per share for an aggregate purchase price of $7.23 million in cash. The warrant was immediately exercisable upon its issuance and will expire on December 19, 2018.
The Securities That May Be Offered
     The selling securityholders may use this prospectus to offer for resale the warrant or the shares of common stock issuable upon the exercise of the warrant in one or more offerings. At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In that case, the prospectus supplement may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.
     The selling securityholders, as well as any agents acting on their behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities.
     Warrant. The selling securityholders may sell all or a portion of the warrant to purchase 2,266,458 shares of our common stock. The warrant has an initial exercise price of $3.19 per share. If required, a prospectus supplement will describe the price at which the selling securityholder is offering the warrant or interest in the warrant and the number of shares of common stock underlying the warrant offered.
     Common Stock. Upon the exercise of all or a portion of the warrant, the selling securityholders may sell the shares of our common stock issued upon such exercise. If required, a prospectus supplement will describe the aggregate number of shares offered and the offering price or prices of the shares.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS
     We make forward-looking statements in this prospectus and in other documents incorporated by reference in this prospectus, within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this joint proxy statement/prospectus and the underlying management assumptions. These “forward-looking statements” can be identified by words such as “believes,” “expects,” “anticipates,” “intends” and similar expressions. These statements are based upon our current reasonable expectations and assessments and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
     In addition to factors that we have previously disclosed in our reports filed with the SEC and those that we discuss elsewhere in this prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	changes in political, legislative and economic conditions;

•	deteriorating economy and its impact on operations and credit quality;

•	unique risks associated with our construction and land development loans;

•	the continued impact of a slowing economy on our commercial loan portfolio and its potential continued impact on our consumer portfolio;

•	changes in real estate values and economic conditions in Atlanta, Georgia;

•	our ability to maintain and service relationships with automobile dealers and indirect automobile loan purchasers and our ability to profitably manage changes in our indirect automobile lending operations;

•	changes in the interest rate environment and their impact on our net interest margin;

•	difficulties in maintaining quality loan growth;

•	less favorable than anticipated changes in the national and local business environment, particularly in regard to the housing market in general and residential construction and new home sales in particular;

•	adverse changes in the regulatory requirements affecting us;

•	impact on the Company from the implementation of the Emergency Economic Stabilization Act of 2008;

•	greater competitive pressures among financial institutions in our market;

•	inflation; and

•	greater loan losses than historic levels and an insufficient allowance for loan losses.
     The forward-looking statements are made as of the date of the applicable document and, except as required by applicable law, we assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.
RISK FACTORS
     An investment in our securities involves various risks. You should carefully consider the risks and uncertainties and the risk factors set forth below and in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision. These risk factors may cause our future earnings to be lower or our financial condition to be less favorable than we expect. In addition, other risks of which we are not aware, or which we do not believe are material, may cause our earnings to be lower, or hurt our future financial condition.
     Fidelity Bank is operating under a Memorandum of Understanding with the Georgia Department of Banking and Finance (“GDBF”) and the Federal Deposit Insurance Corporation (“FDIC”), which may affect its ability to pay dividends to Fidelity Southern.
     In December 2008, Fidelity Bank signed a memorandum of understanding (“MOU”) with the GDBF and the FDIC. The MOU, which relates primarily to the Bank’s asset quality and loan loss reserves, requires that the Bank submit plans and report to the GDBF and the FDIC regarding its loan portfolio and profit plans, among other matters. The MOU also requires that the Bank maintain its Tier 1 Leverage Capital ratio at not less than 8% and an overall well-capitalized position as defined in applicable FDIC rules and regulations during the life of the MOU. Additionally, the MOU requires that, prior to declaring or paying any cash dividends to the Company, the Bank must obtain the prior written consent of the GDBF and the FDIC.

As a result, the Company’s cash flows and results of operations could be materially adversely affected by reductions in dividends payable to it by the Bank.
USE OF PROCEEDS
     We will not receive any proceeds from the sale by the selling securityholders of the warrant or the shares of common stock issuable upon exercise of the warrant.
DESCRIPTION OF THE WARRANT TO PURCHASE COMMON STOCK
     The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.
     Shares of Common Stock Subject to the Warrant. The warrant is initially exercisable for 2,266,458 shares of our common stock. If we complete one or more qualified equity offerings, as described below, on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $48,200,000, which is equal to 100% of the aggregate fixed liquidation amount of $1,000 per share of our Series A Preferred Stock, plus any accrued and unpaid dividends, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50%, to approximately 1,133,229 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “- Adjustments to the Warrant.” A “qualified equity offering” is a sale or issuance for cash by us, to persons other than Fidelity Southern or its subsidiaries after December 19, 2008, of shares of preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of at the time of issuance under the applicable risk-based capital guidelines of the Board of Governors of the Federal Reserve System. Qualified equity offerings do not include sales or issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
     Exercise of the Warrant. The initial exercise price applicable to the warrant is $3.19 for each share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 19, 2018 by surrender of the warrant and a completed notice of exercise and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant, determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash, certified or cashier’s check, or wire transfer, in an amount equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “— Adjustments to the Warrant.”
     Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last trading day preceding the exercise of the warrant, less the pro-rated exercise price of the warrant, for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Capital Market.
     Rights as a Shareholder. The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.
     Transferability; Restrictions on Exercise of Warrant. The initial selling securityholder may not transfer a portion of the warrant, and/or exercise the warrant, with respect to more than one half of the shares of common stock subject to the warrant until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $48,200,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable and exercisable.
     Adjustments to the Warrant — Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

     Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.
     Other Distributions. If we declare any dividends or distributions greater than our most recent quarterly dividend, or dividends payable in common stock, the exercise price of the warrant will be adjusted to reflect such distribution.
     Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving Fidelity Southern and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.
DESCRIPTION OF OUR CAPITAL STOCK
     Our authorized capital stock consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of undesignated preferred stock, no par value. As of December 31, 2008, there were 9,610,169 shares of common stock outstanding and 48,200 shares of our Series A Preferred Stock outstanding.
     Common Stock. Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of our assets after payment of all debts and other liabilities upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption.
     Pursuant to the terms of the Letter Agreement and related Securities Purchase Agreement — Standard Terms, and the Articles Supplementary designating the terms of the Series A Preferred Stock, our ability to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of Junior Stock (as defined below) and Parity Stock (as defined below) is subject to restrictions, including a restriction against paying any dividends on the common stock. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which all of the Series A Preferred Stock has been redeemed or Treasury has transferred all of the Series A Preferred Stock to third parties.
     In addition, our ability to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of Junior Stock and Parity Stock is subject to restrictions in the event that we fail to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on the Series A Preferred Stock.
     “Junior Stock” means our common stock and any other class or series of the Company’s stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company. “Parity Stock” means any class or series of the Company’s stock the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or rights on liquidation, dissolution or winding up of the Company.

     Our common stock is listed on the Nasdaq Capital Market under the symbol “LION.” The shares of common stock issuable upon exercise of the warrant in accordance with its terms, will be fully paid, validly issued and nonassessable.
     The Transfer Agent for the common stock is BNY Mellon Shareowner Services, 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310-1900.
     Preferred Stock. The Board of Directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more classes or series. In connection with any such issuance, the Board may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.
     As of the date hereof, the Board of Directors has created one series of preferred stock, the Series A Preferred Stock, which was issued to the Treasury. The Series A Preferred Stock consists of 48,200 shares having a liquidation amount per share equal to $1,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year, prior to the payment of dividends on any shares of Junior Stock. The Company may not redeem the Series A Preferred Stock during the first three years except with the proceeds from a “qualified equity offering” (as defined above). After three years, the Company may, at its option, redeem the Series A Preferred Stock at the liquidation amount plus accrued and unpaid dividends.
     The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to the third anniversary of issuance, unless the Company has redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, the consent of the Treasury will be required for the Company to increase its common stock dividend or repurchase its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. In the event that we do not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of our board of directors will automatically be increased by two and the holders of the Series A Preferred Stock shall have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full. The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to the Articles of Incorporation designating such series.
PLAN OF DISTRIBUTION
     The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
     In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
     In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Capital Market pursuant to Rule 153 under the Securities Act.
     At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     Unless requested by the initial selling securityholder and required under the Letter Agreement and related Securities Purchase Agreement — Standard Terms, we do not intend to list the warrant on any exchange. No assurance can be given as to the liquidity of the trading market, if any, for the warrant.
     We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.
SELLING SECURITYHOLDERS
     On December 19, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	a warrant to purchase 2,266,458 shares of our common stock, representing beneficial ownership of approximately 23.58% of our common stock as of December 31, 2008; and

•	2,266,458 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 19.08% of our common stock as of December 31, 2008.
     For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
     Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
LEGAL MATTERS
     The validity of the warrant and the common stock offered hereby have been passed upon for us by the law firm of Bryan Cave LLP, Atlanta, Georgia.
EXPERTS
     The consolidated financial statements of Fidelity Southern Corporation appearing in Fidelity Southern Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of Fidelity Southern Corporation’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT FIDELITY SOUTHERN
AND DOCUMENTS INCLUDED WITH THIS PROSPECTUS
     We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this proxy statement/prospectus) by contacting Martha Fleming, Corporate Secretary, Fidelity Southern Corporation, 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305, telephone 404.639.6500 or from our internet website at www.fidelitysouthern.com.
     We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.
     The SEC allows us to “incorporate by reference” information into this prospectus from the documents listed below that we have previously filed with the SEC (file no. 000-22374). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus or incorporated by reference in this prospectus.
     The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, amended;

b)	the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

c)	the Company’s Current Reports on Form 8-K as filed on June 19, 2008, July 21, 2008, August 11, 2008, August 29, 2008, October 20, 2008, November 25, 2008, December 18, 2008 and December 19, 2008; provided, however, the Company does not incorporate by reference any information furnished under Item 7.01 (Regulation FD Disclosure) or any exhibits submitted in connection therewith and included in any of these Current Reports on Form 8-K; and

d)	the description of the Company’s common stock, no par value, which is contained in the Company’s Registration Statement filed on Form 10 dated August 27, 1993, and all amendments and reports filed for the purpose of updating that description.
     Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated January ___, 2009. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Other Expenses of Issuance and Distribution

SEC Registration Fee	$285
Legal Fees and Expenses	$10,000
Accountant’s Fees and Expenses	$5,000
Printing, Engraving and Edgar	$2,500
Miscellaneous	$215
Total	$18,000
Indemnification of Directors and Officers
     Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, if they have not been adjudged liable on the basis of the improper receipt of a personal benefit and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Statutory indemnification is not exclusive of any rights provided by any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     Fidelity’s bylaws contain indemnification provisions that provide that directors and officers of Fidelity will be indemnified against expenses reasonably incurred by them if they are successful on the merits or otherwise in the defense of any proceeding or any claim, issue or matter involved in the proceeding. The indemnification provisions also provide that Fidelity will indemnify directors and officers when they meet the applicable standard of conduct, regardless if they are successful in the defense of the proceeding or claim, issue or matter. The applicable standard of conduct is met if the director or officer acted in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Fidelity. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the stockholders or independent legal counsel in each specific case.
     Fidelity may also provide for greater indemnification than that set forth in its bylaws if it chooses to do so, subject to approval by Fidelity’s stockholders. Fidelity may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages, as described below. Fidelity may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not Fidelity would have had the power to indemnify against such liability.
     In addition, Article 5 of Fidelity’s Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to Fidelity and to the stockholders of Fidelity for breach of a duty as a director. There is no elimination of liability for:
(a)	for any appropriation, in violation of his duties, of any business opportunity of the Company;

(b)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)	for the types of liability set forth in the Official Code of Georgia Annotated Section 14-2-154 [now Section 14-2-832]; or

(d)	for any transaction from which the director derived an improper personal benefit.
     The Articles of Incorporation do not eliminate or limit the right of Fidelity or its stockholders to seek injunctive or other equitable relief not involving monetary damages.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits
     The exhibits filed as part of this registration statement are as follows:
(a)	List of Exhibits

Number	Description
4.1	Warrant to Purchase Common Stock (1)

10.1	Letter Agreement (including Securities Purchase Agreement — Standard Terms) between the Company and the United States Department of the Treasury with respect to the Series A Preferred Stock (1)

5	Opinion of Bryan Cave LLP (2)

23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm (2)

24	Power of Attorney (included on signature page)

(1)	Incorporated by reference to exhibit of the same number to Fidelity Southern’s Current Report on Form 8-K filed on December 19, 2008.

(2)	Previously filed with the initial filing of this Registration Statement.

Undertakings
Rule 415 Offering
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a final prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) [Intentionally omitted.]
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date filed prospectus was deemed part of and included in the Registration Statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.
Filings Incorporating Subsequent Exchange Act Documents By Reference
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on January 20, 2009.

FIDELITY SOUTHERN CORPORATION

By:	/s/ H. Palmer Proctor
H. Palmer Proctor, President

POWER OF ATTORNEY
We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint H. Palmer Proctor and Stephen H. Brolly, or either of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which either of them may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-3 relating to the offering of the Registrant’s shares of Series A Preferred Stock and the shares of common stock into which they may be converted, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said H. Palmer Proctor and Stephen H. Brolly, or either of them, shall do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ James B. Miller, Jr. James B. Miller, Jr.	Chairman and CEO Principal Executive Officer	January 20, 2009
/s/ Major General (Ret) David R. Bockel Major General (Ret) David R. Bockel	Director	January 20, 2009
/s/ Edward G. Bowen, M.D. Edward G. Bowen, M.D.	Director	January 20, 2009
/s/ Dr. Donald A. Harp, Jr. Dr. Donald A. Harp, Jr.	Director	January 20, 2009
/s/ Kevin S. King Kevin S. King	Director	January 20, 2009
/s/ James H. Miller III James H. Miller III	Director	January 20, 2009
/s/ H. Palmer Proctor, Jr. H. Palmer Proctor, Jr.	President	January 20, 2009
/s/ Robert J. Rutland Robert J. Rutland	Director	January 20, 2009
/s/ W. Clyde Shepherd III W. Clyde Shepherd III	Director	January 20, 2009
/s/ Rankin M. Smith, Jr. Rankin M. Smith, Jr.	Director	January 20, 2009
/s/ Stephen H. Brolly Stephen H. Brolly	Chief Financial Officer Principal Financial Officer	January 20, 2009
/s/ David Buchanan David Buchanan	Vice President	January 20, 2009

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on January 28, 2009.

FIDELITY SOUTHERN CORPORATION

By:	/s/ Stephen H. Brolly
Stephen H. Brolly, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ James B. Miller, Jr. James B. Miller, Jr.	Chairman and CEO Principal Executive Officer	January 28, 2009
* Major General (Ret) David R. Bockel	Director	January 28, 2009
* Edward G. Bowen, M.D.	Director	January 28, 2009
* Dr. Donald A. Harp, Jr.	Director	January 28, 2009
* Kevin S. King	Director	January 28, 2009
* James H. Miller III	Director	January 28, 2009
/s/ H. Palmer Proctor, Jr. H. Palmer Proctor, Jr.	President	January 28, 2009
* Robert J. Rutland	Director	January 28, 2009
* Rankin M. Smith, Jr.	Director	January 28, 2009
* W. Clyde Shepherd III	Director	January 28, 2009
/s/ Stephen H. Brolly Stephen H. Brolly	Chief Financial Officer Principal Financial Officer	January 28, 2009
* David Buchanan	Vice President	January 28, 2009

* By:	/s/ Stephen H. Brolly Stephen H. Brolly
Attorney-in-fact